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Exhibit 10.29

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 15th day of May 2001, by and between TriQuint Semiconductor, Inc., a Delaware corporation (the "Company"), and Kimon Anemogiannis, an individual ("Employee").

BACKGROUND OF THIS AGREEMENT

    Employee is currently employed by Sawtek Inc. ("Sawtek") on an at-will basis. Sawtek may merge with a wholly owned subsidiary of TriQuint Semiconductor, Inc. (the "Merger"). Confidential negotiations are currently underway pertaining to the Merger.

    The Company and the Employee desire to enter into an employment agreement on the terms set forth herein to take effect upon the closing of the Merger.

AGREEMENT

    In consideration of the mutual promises contained herein, the parties agree as follows:

    1.  Condition Precedent; Effective Date. This agreement shall take effect upon the closing of the Merger (the "Effective Date").

    2.  Employment. The Company hereby agrees to employ Employee and Employee hereby accepts such employment subject to the terms and conditions of this Agreement. The parties agree that the Employee's employment with the Company will be "at-will" employment and may be terminated at any time with or without cause or notice, subject to the right of the Employee to recover damages as set forth in Section 7 hereof. Employee understands and agrees that neither his job performance nor promotions, commendations, verbal commitments, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

    3.  Term. The term of this Agreement shall commence on the Effective Date and end on June 30, 2002, unless earlier terminated by either party in accordance with the provisions of Section 6, with notice as specified therein (the "Term"). It is contemplated by the parties that upon the expiration of this Agreement Employee shall continue as an employee-at-will. If the Company or the Employee intends to terminate Employee's employment at the end of the Term or within 30 days after the Term, the terminating party agrees to give the other party at least 30 days written notice of such termination.

    4.  Full Time; Reporting; Position. Employee shall exert his best efforts and devote substantially all of his working time and attention to the affairs of the Company. Employee shall report to the Chairman of the Board of the Company or his designee. The Employee shall serve in a management position with duties and authority as determined by the Chairman of the Board or his designee.

    5.  Compensation and Benefits. For all of the services to be rendered by Employee hereunder, the Company shall pay to Employee the following compensation and benefits:

      (a) Salary and Bonus. Employee shall receive a base annual salary of two-hundred twenty-five thousand dollars per year ($225,000.00), payable in monthly or more frequent installments as determined by the Company. The Employee may receive a bonus in the sole discretion of the Company and shall be eligible to participate in bonus programs applicable to similarly situated employees.

      (b) Insurance. The Company may, in its sole discretion, maintain life, disability, accident and health policies on the life of, or for the benefit of, Employee and his beneficiaries and dependents during the term of this Agreement according to standard insurance policies, if any, obtained by the Company from time to time for employees of the Company. The Employee shall have the same benefits under any life disability, accident and health policies maintained by the Company as those provided to similarly situated executive employees of the Company. Employee and his dependents shall not have vested rights in any insurance policies provided by the Company unless other executive employees of the Company are granted vested rights in the applicable insurance policies. At termination of employment for any reason, any policies of insurance that may be converted by their terms to an individual policy may be converted so long as Employee or the insured pays all costs associated with conversion and ownership.

      (c) Employee Stock Ownership and 401(k) Plan. Employee shall be entitled to participate in the Sawtek Inc. Employee Stock Ownership and 401(k) Plan in accordance with the Plan's eligibility and participation requirements.

      (d) Other Benefits. Employee shall be entitled to participate in the Company's other benefit plans adopted from time to time by the Company for the benefit of its employees in general on the same terms as comparably situated employees of the Company. The mention in this Agreement of such plans is not a promise or representation to Employee by the Company that any such plan or benefit will be obtained or maintained for Employee. Employee shall be entitled to four weeks of paid vacation per fifty-two week period of employment.

      (e) Reimbursement of Expenses. Employee may incur reasonable expenses during the course of performing the duties assigned to Employee, including expenses for entertainment, lodging, meals, travel, postage, professional dues, automobile mileage at the Company's approved reimbursement rate and similar items. The Company will reimburse Employee for all such expenses upon Employee's periodic presentation of an itemized account of such expenditures in accordance with Company's reimbursement policies and procedures.

    6.  Termination of Employment. The employment of the Employee may be terminated only as follows:

      (a) Termination by Employee for Good Reason. Employee may terminate his employment for "good reason" by virtue of a material breach of this Agreement by the Company after giving the Company written notice of such breach and affording the Company the opportunity to cure such breach within thirty days following the Company's receipt of the written notice. In the event the Company fails in the reasonable judgment of the Employee to cure such breach, his employment shall terminate on the date specified in his notice and such termination shall be deemed to be other than for Cause as defined in Section 7 hereof.

      (b) Termination for Cause by the Company.

        (i)  The Company may terminate the employment of Employee at any time for "Cause" by following the procedure set forth below. The term "Cause" as used in this Section 5(b) shall mean one or more of the following: (1) the conviction of Employee for a felony crime or plea of nolo contendere to same, either in connection with the performance of his obligations to the Company or which the Board of Directors of the Company reasonably believes might adversely affect the Employee's ability to perform his duties; (2) a breach of fiduciary duty or material breach of the terms of this Agreement, the Nondisclosure and Intellectual Property Agreement referred to in Section 6, or any other agreement executed by Employee in connection herewith; (3) Employee's performance or behavior which brings adverse publicity on the Company; (4) the commission by the Employee of an act of fraud or embezzlement, whether directly or indirectly, reasonably deemed by the Board of Directors to be of a significant nature; (5) the failure of the Employee to render services to the Company in accordance with his assigned duties, which failure adversely affects or could adversely affect

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    the business, prospects, financial condition, operations, property or affairs of the Company; or (6) the Employee's substantial and continuing insubordination or disregard of the rules or policies of the Company or the instructions of the Board of Directors.

        (ii) A determination of "Cause" may only be made by the CEO of the Company and approved by the Board of Directors after presenting the Employee with the details of the alleged grounds for termination in writing, giving the Employee access to all material evidence concerning the allegations, and then giving the Employee an opportunity to be heard with respect to the allegations before a duly held meeting of the Board of Directors (the "Meeting"). If the determination of "Cause" is based on any of Subsections 5(b)(1), (2), (3), or (5), the Company shall provide Employee a 30-day (from the date of the Meeting) opportunity to cure. If the actions (or failure to act) constituting the alleged grounds are not cured to the reasonable satisfaction of the Board of Directors within the 30-day period, the Employee's employment shall thereupon terminate.

      (c) Death. Employee's employment shall terminate effective on the date of death of Employee. Any obligation of the Company to Employee not discharged or dischargeable prior to Employee's death, however, will be discharged thereafter in accordance with this Agreement.

      (d) Disability. This Agreement shall terminate in accordance with the provisions of Section 9 of this Agreement, upon the total disability of the Employee. Employee's total or partial disability shall not extend the term of this Agreement.

    7.  Damages in the Event of Termination Other than for Cause by the Company. A termination by the Company of the employment of the Employee other than for Cause or due to total disability of the Employee shall entitle the Employee to recover damages consisting of base salary and the benefits under Sawtek retirement plans for the period beginning with the date of such termination and ending on June 30, 2002 (less withholding for applicable taxes). The Company shall also reimburse Employee for any COBRA premiums paid by Employee after Employee has elected COBRA coverage under any applicable Company or Sawtek welfare benefit plans for the period beginning with the date of such termination and ending on June 30, 2002.

    8.  Non-Disclosure and Intellectual Property Agreement.

    Employee and the Company have entered into the Non-Disclosure and Intellectual Property Agreement, a copy of which is attached to this Agreement as Exhibit A.

    9.  Disability of Employee.

      (a) Definitions. For purposes of this Agreement, whenever used in this paragraph:

        (1) The term "total disability" shall mean that Employee is determined to be totally disabled for purposes of the Sawtek ESOP.

        (2) The term "partial disability" shall mean that Employee is able to perform to some extent the services he has been employed to perform, but he is unable, by reason of sickness or accident, to devote the same amount of time to such service as he was prior to the occurrence of such sickness or accident.

        (3) The terms defined as "total disability" and "partial disability" shall be superseded by the definition of these terms in any long-term wage continuation disability insurance policy covering Employee which may be purchased by the Company.

      (b) Salary Continuation During Total Disability. Subject to the provisions of subparagraphs 9(f) below, if Employee becomes totally disabled, he shall receive such disability benefits as similarly situated employees of the Company.

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      (c) Salary Continuation During Partial Disability. If Employee becomes partially disabled, he shall be paid his regular salary for the month in which the disability occurs and, during the period of partial disability he shall be paid a reduced salary each month, the amount of which shall be determined from time to time during such period by agreement between the Company and Employee.

      (d) Salary Reduction Because of Insurance Benefits. Notwithstanding anything herein to the contrary, the salary to be paid Employee for any month pursuant to Sections 9(b) or (c) above shall be reduced by the following:

        (1) All disability income benefits (other than those provided under insurance privately purchased by Employee), if any, paid or payable directly to Employee by an insurance company pursuant to any wage continuation disability insurance policy owned by and/or for which the premiums are paid by the Company pursuant to a disability or health plan, if any, adopted by the Company.

        (2) That amount, if any, which is necessary to prevent a reduction in any disability income benefits payable directly to Employee under any wage continuation disability income insurance policy by reason of a provision in such policy limiting the benefits payable thereunder to a certain percentage of the monthly earnings and other payments and benefits Employee is entitled to receive because of his disability.

      (e) Commencement Date of Disability Period. The commencement date of a period of disability, whether it be a continuous period or the aggregate of successive periods, shall be the day of the month on which Employee is determined to be disabled by a physician (as defined in the then current applicable Company disability plan).

      (f)  Determining Existence of Disabilities. Any dispute regarding the existence, extent, or continuance of a disability shall be resolved by the determination of a doctor of medicine acceptable to both the Company and Employee. If they cannot agree on an acceptable doctor to make such determination, the Company and Employee shall each select a doctor to do so. If the two doctors so selected cannot agree, such doctors shall select a third doctor and the decision of a majority of such three doctors shall control. All costs incurred in connection with such determination shall be borne equally by the Company and Employee.

      (g) The foregoing provisions of this Section shall not be construed as an obligation by the Company to provide long term disability insurance for Employee.

    10. Severability. If any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, it shall be severed from this Agreement and the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced, or disturbed thereby.

    11. Injunctive Relief; Breach. Employee hereby acknowledges that the services to be rendered and the promises to be kept hereunder are unique and special and that damages to the Company by virtue of a breach of this Agreement, would be difficult or impossible for the Company to estimate, and by reason thereof, Employee hereby agrees that for violation of any of the provisions of this Agreement, the Company shall, in addition to any other rights and remedies available hereunder, at law or otherwise, be entitled to seek an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation of this Agreement, and Employee hereby consents to the issuance of such an injunction.

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    12. Assignment. This Agreement, or any promise or covenant by Employee contained herein, or any right, remedy or Cause of action of Company may be assigned by the Company, its successors or assigns, but not by Employee.

    13. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by certified mail, which shall be addressed to the addresses of the parties set forth herein, or if none, to the last known address of the addressee.

    14. Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section 14 may not be waived except as herein set forth.

    15. Applicable Law. This Agreement shall be construed and regulated under and by the laws of the State of Florida and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, legal representatives, estates, successors and assigns.

    16. Arbitration. The parties agree to submit to arbitration before a single arbitrator under the Commercial Rules of the American Arbitration Association any issues involving monetary relief for a breach of this Agreement or termination of employment under this Agreement. Equitable actions arising out of a breach of this Agreement may be pursued in a court of competent jurisdiction in Florida.

    17. Venue. Venue for any action or arbitration proceeding arising out of or in connection with this Agreement shall be in Orange County, Florida, or in such other place where the cause of action arose.

    18. Section Headings. Section headings used throughout this Agreement are for reference and convenience and in no way define, limit or describe the scope or intent of this Agreement or affect its provisions.

    19. Remedies Cumulative. All remedies mentioned in this Agreement are intended to be nonexclusive and cumulative with all other remedies provided for by law and by this Agreement.

    20. Entire Agreement. This Employment Agreement and the Non-Disclosure and Intellectual Property Agreement supersede in their entirety all existing prior employment agreements, arrangements, provisions and understandings, whether written or oral, between Sawtek (or any of Sawtek's subsidiaries or affiliates) and Employee made or entered into prior to the Effective Date.

COMPANY:
TRIQUINT SEMICONDUCTOR, INC.
By:	/s/ Steven J. Sharp
EMPLOYEE:
/s/ Kimon Anemogiannis

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EXHIBIT "A"

Non-Disclosure and Intellectual Property Agreement

EXHIBIT A

NON-DISCLOSURE AND INTELLECTUAL PROPERTY
AGREEMENT

    This Agreement is made this 15th day of May, 2001, between TriQuint Semiconductor, a Delaware corporation (hereinafter the "Company"), and Kimon Anemogiannis (hereinafter "Employee").

BACKGROUND

    Employee is an employee of the Company and as a result of his employment may have access to and obtain knowledge of Confidential Information and may make or conceive of Intellectual Properties while employed by the Company.

    Employee and the Company have entered into an Employment Agreement on the date herewith (the "Employment Agreement").

AGREEMENT

    NOW, THEREFORE, in consideration of his employment with the Company, Employee hereby agrees and promises as follows:

    1.  Protection of Proprietary Information of Company. Employee understands that the Company has developed or acquired valuable proprietary technical and non-technical information and that the legitimate interest of the Company in this information must be guarded and protected in order to remain confidential trade secrets, and that this information must be carefully controlled so as to prevent disclosure to unauthorized persons who might use the information to the detriment of or in competition with the Company. Employee understands further that from time to time Employee might become acquainted with said information and/or might contribute to such information through inventions, discoveries, improvements, economies, or in some other manner.

      a.  Disclosure of Intellectual Properties Made or Conceived by Employee. Except as provided in subparagraph 1d below, Employee agrees to communicate promptly and fully to the Chief Executive Officer of the Company or his designee (the "Designee") all Intellectual Properties made or conceived by Employee (whether made solely by Employee or jointly with others) from the time of the commencement of the Employee's employment by the Company until the termination of this Agreement and for a period of one year after termination of Employee's employment, provided said Intellectual Properties arise out of or in connection with, or were created or conceived as result of, the Employee's employment by the Company. Upon termination of this Agreement, Employee shall have a duty to disclose any previously undisclosed Intellectual Properties to the Designee.

      b.  Company Owns the Intellectual Properties. Except as provided in subparagraph 1d below, Employee further agrees that all his right, title, and interest (common law or statutory) in such Intellectual Properties are and shall be owned by the Company, its successors, assigns, or nominees forever and shall be considered "works for hire," and the Company may make any use or non-use of such Intellectual Properties throughout the world without any further obligation to Employee. Employee hereby assigns, transfers, and conveys to the Company, its assigns, successors, or nominees, all of Employee's present and future right, title, and interest in and to any and all of such Intellectual Properties.

      c.  Patent, Trademark, and Copyright Assistance. Except as provided in subparagraph 1d below, at the request of the Company, whether during or after the term of this Agreement, Employee shall execute or join in executing all papers or documents required for the filing of patent, trademark, service mark, or copyright applications or registrations in the United States or any foreign countries as the Company may elect, and Employee shall assign all such patent, trademark, service mark, or copyright applications or registrations to the Company or its nominee or assigns, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent, trademark, service mark, or copyright applications, drawings, specifications, registrations, and the like. Employee shall do all things that may be necessary to establish, protect, and maintain the rights of the Company or its nominees or assigns in the Intellectual Properties, patent applications, letters patent, trademarks, service marks and copyrights in accordance with the spirit of this Agreement, both during and after the period of this Agreement, as set forth herein.

      d.  Exceptions. Unless specifically excluded under this subparagraph 1d, any and all intellectual properties of any description whatsoever are intended to fall within the requirements under the provisions of 1a, 1b, and 1c. Those provisions do not apply, however, to intellectual properties for which no equipment, supplies, facilities, or confidential information of the Company were used and which do not result from, or are not suggested by, any work which was done for or on behalf of the Company and which do not relate to the business of the Company or to the Company's actual or demonstrably anticipated research and development, or which do not result from any services performed by the Employee hereunder which would constitute "work product" within the meaning of the United States Copyright Law. Also specifically excluded from the requirements of the aforementioned provisions are all intellectual properties that Employee made or conceived before becoming an employee of the Company.

    2.  Confidential Information. Employee at all times both during and after employment by the Company will hold the Company in a fiduciary capacity and will not (except as required in the course of Employee's employment by the Company) communicate or divulge to, or use for the benefit of himself or any other person, firm, association, or corporation, without the express written consent of the Company, any Confidential Information which may be communicated to, acquired by, or learned of by the Employee in the course of or as a result of his employment by the Company.

    3.  Affiliates. The term "Company" used throughout this Agreement shall include any subsidiary(ies) or parent of the Company. Without limiting the foregoing, in the event that Employee is transferred to, or otherwise becomes privy to, the confidential information of a subsidiary or parent of the Company, this Agreement shall apply, with the necessary changes in points of detail, between Employee and such subsidiary as fully as though the subsidiary or parent corporation had been named as a party to this Agreement in place of the Company.

    4.  Customer Protection. Employee covenants that he will not, directly or indirectly, during the course of his employment serve any interests or do any act or thing which might conflict with the interests of the Company or any of its subsidiaries or parent corporation. Included, but not by way of limitation, within this prohibition is the solicitation by Employee of the trade or patronage of any of the customers or prospective customers of the Company with respect to any of the services, products, Confidential Information, or other matters discussed in this Agreement, unless said solicitation is for the benefit of the Company.

    5.  Noninterference Agreement.

    In the event Employee voluntarily terminates his employment with the Company or the Company terminates Employee for cause, as defined in the Employment Agreement, Employee agrees that while employed by the Company and for a period of two years following the Merger Closing Date or for a period one year following the termination of Employee's employment with the Company, whichever is longer, Employee shall not, directly or indirectly, alone, for, or in combination with any other person or entity, or as a consultant, contractor, agent, representative, or employee of, or as lender to, any third person:

      (a) purposefully interfere or attempt to interfere, either directly or indirectly, with any of the Company's contracts and prospective customers existing and in effect as of the date of termination of Employee's employment;

      (b) solicit for employment, either directly or indirectly, for Employee or for another, any of the employees of the Company employed by the Company at the time of Employee's termination or within ninety days preceding termination.

    6.  Exploitation of the Company's Name. Employee agrees that at no time after termination of his employment with the Company will he advertise or publicize in any way as part of Employee's business or as an employee or consultant of another business, that he had previously had any affiliation with the Company or any of its subsidiaries or parent corporation, unless he obtains first express written approval to do so from the Company, which approval shall extend only to the specific advertisement or publication and to no other, and which approval may be arbitrarily withheld by the Company. Employee may disclose his employment with the Company in connection with his efforts to obtain other employment.

    7.  Papers and Other Properties. Employee shall not reduce to writing or otherwise record any Confidential Information unless required by the Company to do so in the course of his employment. All recorded Confidential Information and all other documents (or copies thereof), equipment, components, parts, tools, and the like, shall remain the property of the Company, and shall not be removed from the Company's facility unless expressly authorized by a person known by Employee to have the authority to grant such permission.

    Upon termination of his employment with the Company, for whatever reason, Employee will deliver all papers, writings, Documents, tools, equipment, computers, articles, drawings, circuits, prototypes, computer software, and all tangible items embodying or recording any Intellectual Properties or Confidential Information that are in his possession, custody and control, to an authorized representative of the Company.

    8.  Alteration. This Agreement may not be changed or terminated orally, and no change, termination, or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by both the Employee and the President of the Company.

    9.  Savings Clause. The parties agree that the provisions of this Agreement are severable and should any of its provisions, clauses, or portions thereof, be deemed invalid and of no force and effect, only that provision, clause, or portion thereof shall fail, and the remainder of the Agreement shall be in full force and effect.

    10. Attorneys' Fees. In the event that any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorneys' fees, expenses, and suit costs, including those associated with any appellate or post-judgment proceedings.

    11. Injunction. It is acknowledged and agreed that, in the event that the provisions of this Agreement are breached by Employee the extent of actual damages sustained by the Company or its assignee will be difficult to ascertain, though great and irreparable, for which any remedy at law would be inadequate. Therefore, the parties hereto expressly agree that the Company shall have a right to injunctive relief for breach of any terms hereof, plus damages for such breach, to the maximum extent permitted by law and that any bond required to obtain such injunctive relief be limited to not more than $10,000.

    12. Employment Rights. Employee acknowledges that this Agreement does not provide Employee with any right to continued employment by the Company.

    13. Binding Effect. It is understood that this Agreement shall be effective when signed by both the Company and Employee and that the terms of this Agreement shall remain in full force and effect both during the continuation of the employment and after the termination of the employment for any reason. This Agreement shall inure to the benefit of and be binding upon the respective heirs, personal representative, successors, or assigns of the parties hereto

    14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

    15. Section and Paragraph Headings. Section and paragraph headings used throughout this Agreement are for reference and convenience only, and in no way define, limit, or describe the scope or intent of this Agreement or affect its provisions.

    16. Number and Gender. Whenever used herein, singular numbers shall include the plural, the plural the singular, and the use of any gender shall include all genders. The masculine gender is used herein for convenience only.

    17. Multiple Copies or Counterparts of Agreement. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original and all of such counterparts taken together shall have the effect of a fully executed original.

    18. Definitions. Whenever the following terms appear in this Agreement, they shall have the following meanings:

      a.  Confidential Information includes all Intellectual Properties, Business Information, Technical Information and other proprietary information which is possessed, owned or used by, or licensed to the Company (or such information belonging to third parties which the Company shall be under obligation to keep confidential), whether such information is in writing or not and any Documents relating to the same. Confidential Information does not include, however, any information which:

        (1) has previously been disclosed by the Company in published papers, literature, or patents; or

        (2) Employee can establish by clear and convincing evidence was already in his possession prior to employment with the Company. However, information shall not be deemed to have been known by Employee merely because it is embraced by more general information previously known to Employee or merely because it is expressed in publications or patents in general terms not specifically including information acquired by Employee from the Company during his employment; or

        (3) becomes part of the public domain, by publication or otherwise, not due to the unauthorized act of Employee.

      b.  Intellectual Properties includes, but is not limited to, all patentable or unpatentable inventions, improvements, or developments, all computer software, writings, and drawings, whether copyrighted or copyrightable or not, any trade secrets, trademarks, service marks, designs, ideas, logos, artwork, scripts, graphics, and the like.

      c.  Business Information includes, but is not limited to, operational procedures, financial information, corporate plans, marketing strategy, customer information, price information, internal memoranda or reports, and other non-public information relating to the business of the Company.

      d.  Technical Information includes, but is not limited to, designs, processes, formulas, methods, data and research results relating to any product or service or prospective products or services of the Company.

      e.  Documents includes, but is not limited, to, drawings, blueprints, schematics, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, or any other medium upon which intelligence or information can be recorded or retrieved.

TRIQUINT INC.
By:	/s/ Steven J. Sharp
Name:	Steven J. Sharp
Title:	Chief Executive Officer
EMPLOYEE
/s/ Kimon Anemogiannis

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EMPLOYMENT AGREEMENT
BACKGROUND OF THIS AGREEMENT
AGREEMENT
EXHIBIT "A"
EXHIBIT A
NON-DISCLOSURE AND INTELLECTUAL PROPERTY AGREEMENT
BACKGROUND
AGREEMENT